Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 3 to the Registration Statement on Form S-1 of InVivo Therapeutics Holdings Corporation of our report dated March 24, 2011, except for Notes 9, 11, 12 and 18 as to which the date is June 29, 2011, relating to our audits of the financial statements of InVivo Therapeutics Holdings Corporation, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.
Boston, Massachusetts
June 29, 2011